Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated March 13, 2020, relating to the consolidated financial statements and financial highlights of FS KKR Capital Corp. II and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the headings “Experts” and “Senior Securities of FS KKR Capital Corp. II” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

December 23, 2020